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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement              / / Confidential, For Use of the Com-
                                                      mission Only (as permitted by
                                                      Rule 14a-6(e)(2))

     / / Definitive Proxy Statement
     /X/ Definitive Additional Materials
     / / Soliciting Material Under Rule 14a-12
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                       INTERNET COMMUNICATIONS CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     /X/  No fee required.
     / /  Fee computed on table below per Exchange Act Rules. 14a-6(i)(1) and
          0-11.
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       (1) Title of each class of securities to which transaction applies:
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       (2) Aggregate number of securities to which transaction applies:
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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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       (4) Proposed maximum aggregate value of transaction:
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       (5) Total fee paid:
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     / /  Fee paid previously with preliminary materials.
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     / /  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount previously paid:
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       (2) Form, Schedule or Registration Statement No.:
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       (3) Filing Party:
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       (4) Date Filed:
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FOR IMMEDIATE RELEASE:     PLEASE CONTACT:
October 31, 2000           RMI.NET   INCC
                           Jeremy Bronson                   Tom Galley
                           Phone:    303.672.0706           303.414.7151
                           E-mail:   JBRONSON@RMI.NET       tomgalley@incc.net

           RMI.NET'S ACQUISITION OF INCC ON TRACK FOR NOVEMBER CLOSING
                     PROXY STATEMENTS MAILED TO SHAREHOLDERS

DENVER - RMI.NET, Inc. (NASDAQ: RMII) and Internet Communications Corporation
(NASDAQ: INCC) announced today that they mailed proxy statements to shareholders on October 26 regarding their pending merger. The proxy statements, sent to shareholders of record as of October 3, 2000, contain the recommendations of each company's board of directors that shareholders vote in favor of the merger.

"We are pleased that the companies are on track to get the merger closed as scheduled," stated Douglas H. Hanson, RMI.NET Chairman and CEO. "We are urging our shareholders to approve this merger, which we believe will create a strong new company ideally positioned to take advantage of the booming business web commerce space."

Tom Galley, CEO of INCC, added: "Our team has been working closely with RMI.NET's management to facilitate a smooth integration into their operation, and we continue to identify new areas where the merger will create market and operational strength for the new company."

RMI.NET and INCC will hold separate meetings of their shareholders to vote on the proposed transaction. The merger is then expected to close immediately following the shareholder meetings, provided that shareholders of both companies approve the merger.

INCC's shareholder meeting is scheduled for 9:00 a.m. MDT on November 28, 2000, at the Hotel Monaco, 1717 Champa Street in Denver. The commitment by INCC's controlling shareholder, Interwest Group, Inc., to vote in favor of the merger assures shareholder approval by INCC.

The RMI.NET shareholder meeting will follow INCC's meeting, at 11:00 a.m. MDT, also at the Hotel Monaco. At the RMI.NET shareholder meeting, the company will also seek approval to change its name, following the merger, to Internet
Commerce & Communications, Inc. As a result of the merger and name change, the new company will use INCC as its ticker symbol.

ABOUT RMI.NET

Denver-based RMI.NET is a national e-commerce and connectivity company focusing on Web solutions for small and medium-sized businesses. The company specializes in e-business applications; hosting and co-location; web design and web marketing; and high-speed Internet access, including DSL service. RMI.NET has annualized revenue of approximately $50 million and more than 100,000 customers nationwide. The company wholly owns a shopping, e-commerce and portal site, www.webzone.com. For more information, call (800) 411-6066 or visit RMI.NET's website at www.rmi.net.


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ABOUT INTERNET COMMUNICATIONS

INCC is an Internet technologies and integration company that specializes in the design, implementation, and management of Web-based applications and connections, wide area networks, voice systems and e-commerce solutions. INCC is headquartered near Denver in Greenwood Village, Colo., and markets its products and services to Colorado-based middle market businesses. Call 303-414-7151 or visit INCC's website at www.incc.net for investor-related information and a description of the company's products and services.

This press release may contain forward-looking statements. Although the companies believe these statements are based on reasonable assumptions, differences between assumed facts and actual results can be material, depending on the circumstances. For example, the merger may not receive shareholder approval or may not be consummated for other, unforeseen reasons, or the merged company may not perform according to preliminary forecasts. Investors should be aware of the important factors and risks that could have a material impact on future cash results and should refer to the cautionary statements sections of RMI.NET's and INCC's periodic filings with the Securities and Exchange
Commission, including their most recent forms 10-K and 10-Q.

Completion of the merger is subject to the approval of the shareholders of both
RMI.NET and INCC. The proxy statement relating to the merger was mailed to the shareholders of both companies on October 26, 2000. When received, shareholders should read the proxy statement in its entirety because it contains important information about the merger. Shareholders may obtain copies of the definitive proxy statement and the related amended and restated agreement and plan of merger, with is attached as an exhibit to the proxy statement, free of charge from the Securities and Exchange Commission at its Internet Website
(www.sec.gov) or from INCC by request to Internet Communications Corporation,
Attention: Tom Galley, at (303) 414-7151 or by e-mail to tomgalley@incc.net.